UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

(Commission File Number) 000-27261

Delaware	93-0549963
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9191 South Jamaica Street Englewood, CO (Address of principal executive offices)	80112-5946 (Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement

On September 30, 2016, CH2M HILL Companies, Ltd. (“CH2M”) and several subsidiaries of CH2M, as Borrowers and Subsidiary Guarantors, entered into a Third Amendment to Credit Agreement, dated as of September 30, 2016 (the “Third Amendment”), amending the Second Amended and Restated Credit Agreement, dated as of March 28, 2014 (as previously amended and as amended by the Third Amendment, the “Credit Agreement”), among CH2M, such subsidiaries of CH2M, Wells Fargo Bank, National Association, as Administrative Agent and Swing Line Lender (the “Agent”), and each of the financial institutions party thereto (the “Lenders”).  After giving effect to the Third Amendment, the Credit Agreement provides for a revolving credit facility in an amount of up to $925 million, including a subfacility for the issuance of standby letters of credit in a face amount up to $500 million, a subfacility of up to $300 million for multicurrency borrowings and a subfacility of up to $50 million for swingline loans.  In addition, under the terms of the Amended Credit Agreement, we may be able to invite existing and new lenders to increase the amount available to be borrowed by up to $200 million.  The facility is available to CH2M and certain of its subsidiaries to refinance certain indebtedness, and to pay fees, commissions and expenses in connection with the Credit Agreement and for general corporate purposes.

We entered into the Third Amendment to provide financial and operational flexibility under the Credit Agreement, particularly in connection with expected cash restructuring charges incurred after June 24, 2016 and increased project costs and related increases in project loss reserves attributable to ongoing fixed-price contacts, which are discussed in detail in our Quarterly Report on Form 10-Q for the quarter ended June 24, 2016, filed with the United States Securities and Exchange Commission on August 3, 2016.

Specifically, the Third Amendment increases the margins (which are based on CH2M’s consolidated leverage ratio) used to determine the rates of interest borne by revolving loans under the Credit Agreement and the commitment fees payable by CH2M. The Third Amendment also amends certain covenants contained in the Credit Agreement as follows: to reduce the maximum amount that can be borrowed from $1.1 billion to $925 million; to reduce the standby letter of credit subfacility from $750 million to $500 million; to modify the calculation of Consolidated Adjusted EBITDA to allow CH2M to exclude certain cash and non-cash charges related to restructuring charges and project costs and losses described above from the calculation of Consolidated Adjusted EBITDA for purposes of determining the Consolidated Leverage Ratio; to limit the amount CH2M may spend to repurchase its common stock in connection with its employee stock ownership program to up to $75,000,000 during the three quarter period ending March 31, 2017 less the amount of any legally required repurchases of common stock held in benefit plans; thereafter, until CH2M meets additional conditions, to limit the amount CH2M may spend to repurchase its common stock in connection with its employee stock ownership program to up to $100,000,000 during a rolling four quarter period less the amount of any legally required repurchases of common stock held in benefit plans;  to limit CH2M’s ability to pay cash dividends on preferred stock or make acquisitions of other companies until no more than 10% of our Consolidated Adjusted EBITDA (as calculated under the Credit Agreement) consists of the cash and non-cash charges described above; and to eliminate the provision allowing CH2M to use proceeds from asset sales to repurchase common or preferred stock. In connection with the Third Amendment, CH2M and those U.S. domestic subsidiaries of CH2M that are either borrowers or guarantors under the Credit Agreement have granted security interests to the lenders in substantially all of the assets of CH2M and such subsidiaries. The Third Amendment also makes other technical and operating changes to the terms of the Credit Agreement in connection with the foregoing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL Companies, Ltd.

Date:	October 6, 2016	By:	/s/ Gary L. McArthur
Gary L. McArthur
Chief Financial Officer and Executive Vice President